EXHIBIT 34.4

Report of Independent Registered Public Accounting Firm

To the Shareholders of Dell Financial Services L.L.C and DFS-SVP L.L.C:

We have examined Dell Financial Services L.L.C.'s and its subsidiary, DFS-SVP L.L.C.'s (collectively, the "Subservicer") compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the publicly issued asset-backed securities transactions issued on or after January 1, 2006 involving equipment loan and lease receivables originated or purchased by Dell Financial Services L.L.C. for which the Subservicer acted as a servicer (the "Platform") described in the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB, as of December 31, 2008 and for the year then ended, excluding criteria 1122(d)(1)(i), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(vi), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(iii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xv), which the Subservicer has determined are not applicable to the activities performed by them with respect to the Platform.  As described in management's assertion, for servicing criteria 1122(d)(2)(i), the Subservicer has engaged various vendors to perform the activities required by this servicing criteria.  The Subservicer has determined that these vendors are not considered "servicers" as defined in Item 1101(j) of Regulation AB, and the Subservicer has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06").  As permitted by Interpretation 17.06, the Subservicer has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor.  The Subservicer is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Subservicer's determination of its eligibility to use Interpretation 17.06.  Management identifies the individual asset-backed transactions and securities: CIT Equipment Collateral 2006-VT1 Receivable-Backed Notes, CIT Equipment Collateral 2006-VT2 Receivable-Backed Notes, and CIT Equipment Collateral 2008-VT1 Receivable-Backed Notes, as constituting the Platform.  Management is responsible for the Subservicer's compliance with the servicing criteria.  Our responsibility is to express an opinion on the Subservicer's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Subservicer’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Subservicer processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria.  Our procedures were limited to the selected transactions and servicing activities performed by the Subservicer during the period covered by this report.  Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Subservicer during the period covered by this report.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Subservicer’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with the servicing criteria set forth in Items 1122(d)(4)(vii) ,1122(d)(4)(viii) and 1122(d)(4)(xiv) of Regulation AB applicable to the Subservicer during the year ended December 31, 2008.  For criterion 1122(d)(4)(vii), specific loss mitigation or recovery actions were not initiated, conducted or concluded in accordance with the required timeframes established under the transaction agreement.  For criterion 1122(d)(4)(viii), specific collection activities were not maintained during the period pool assets were delinquent.  For criterion 1122(d)(4)(xiv), certain bankruptcy notifications were not  recognized and recorded in accordance with the transaction agreement.

In our opinion, except for the material noncompliance described in the preceding paragraph, Dell Financial Services L.L.C. and DFS-SVP L.L.C. complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2008 for the Platform, in all material respects.

/s/ Pricewaterhouse Coopers LLP
New York, NY

March 23, 2009